Exhibit 10.12

Construction Contract

Contractee: Northann (Changzhou) Construction Products Co., Ltd.

Contractor: Changzhou Wanyuan Construction Engineering Co.

In accordance with the Contract Law of the People’s Republic of China, the Construction Law of the People’s Republic of China and relevant laws, and following the principles of equality, voluntariness, fairness and good faith, the two parties have reached a consensus on the construction of on #2 manufacturing plant, water and electricity installation project and related matters of Northann (Changzhou) Construction Products Co., Ltd.

Article 1 Project Overview

1.1 Project Name: Northann (Changzhou) Construction Products Co., Ltd. #2 manufacturing plant, water and electricity installation project.

1.2 Project location: Wujin District

1.3 Funding source: Self-funded

1.4 Project content: earthwork, masonry, concrete and reinforced concrete, metal structure, roofing and waterproofing, floor decoration, doors and windows, wall and column decoration and partition, curtain wall, ceiling plastering and installation works.

1.5 Group projects should be attached to the “Contractor Contracting Project List” (Annex 1).

1.6 Scope of contracting: civil construction, plumbing and electrical installation works within the scope of construction drawings. The steel structure works will be incorporated into the contractor for general contract management, and the contractor will cooperate with the contractor for separate contracting.

Article 2 Construction Term

2.2 Contract Duration

2.3 Project start date: July 18, 2021 (subject to the date of the contractor’s start order)

2.4 Project completion date: December 28, 2021

2.5 Total calendar days of construction period: 160 days.

The construction period includes the time to complete all the work content within the scope of this tender, and the official start period will be counted from the third day after the owner issues the start order.

When the project meets the condition of completion and acceptance, the contractor shall submit the completion acceptance report to the contractor, and the contractor will organize the acceptance with quality supervision, construction and design units, etc. The acceptance period will not be cumulative.

If the work is accepted, the day the contractor submits the completion acceptance report is the completion date. If the acceptance fails, the work shall be reworked and the reworking period will be accumulated as the construction period.

The construction period of the steel structure project will be supervised by the construction unit and completed within the construction period agreed between the general contractor and the contractor.

Article 3 Quality Standard

The quality of the project should meet the Qualified Standard according to the Ministry of Housing, Urban and Rural Development State Administration for Industry and Commerce City of People’s Republic of China.

Article 4 Contracted Price and Contract Price Category

4.1 Contracted Price: RMB 31,496,424.17 including:

a. safety and civilization construction costs: RMB 984,320.83.

b. estimated amount of materials and engineering equipment:

RMB 641,162.30.

Contract Price Category: fixed lump sum contract

Article 5 Project Manager

Contractor’s project manager:

Article 6 Composition of Contract Documents

This Agreement, together with the following documents, constitute the Contract Documents.

(1) Notice of award (if any).

(2) The bid letter and its appendices (if any).

(3) Special contract clauses and their annexes.

(4) General contract terms.

(5) Technical standards and requirements.

(6) Drawings.

(7) A priced bill of quantities or budget.

(8) Other contract documents.

The documents related to the contract executed in between contract formation and performance are all integral parts of the Construction Contract.

The above contract documents should include additional terms modifications made by the contracting parties to the Contract Documents. The latest signed documents should have the same effect. The specific contract terms and their annexes should be signed or sealed by the parties to the Construction Contract.

Article 7 Commitment

7.1 The Contractor undertakes an obligation to carry out the project approval procedures, raise the construction funds and pay the contract price in accordance with the period and manner agreed in the contract in accordance with the law.

7.2 The Contractor undertakes an obligation to organize and complete the construction of the project in accordance with the law and the contract, to ensure the quality and safety of the project, not to subcontract and subcontract illegally, and to assume the responsibility for the maintenance of the project during the defect liability period and the warranty period.

7.3 The Contractor and the Contractee formed the contract through a project bidding process, during which both parties understand and commited not to make an separate agreement on the same project to include terms that are different from the nature of the Construction Contract.

Article 8 Signing Time

The Construction Contract was signed on July 26, 2021.

Article 9 Signing place

This contract was signed in the conference room of Northann (Changzhou) Construction Products Co., Ltd.

Article 10 Supplementary Agreement

If the Construction Contract is not completed, the parties to the contract shall sign a supplementary agreement, which is an integral part of the contract.

Article 11 Effectiveness

This contract shall come into effect after it is sealed by both parties, signed by the legal representative or the authorized representative of the legal representative, recorded and certified by the construction authority.

Contractor	Contractee

Changzhou Wanyuan Construction Engineering Co. Ltd.	Northann (Changzhou) Construction Products Co., Ltd.

/seal/ Changzhou Wanyuan Construction Engineering Co. Ltd.	/seal/ Northann (Changzhou) Construction Products Co., Ltd.

Date: July 26, 2021